Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated June 10, 2011, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Rentrak Corporation and subsidiaries on Form 10-K for the year ended March 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Rentrak Corporation and subsidiaries on Forms S-8 (File Nos.; 333-28565, effective June 5, 1997; and 333-39021, effective October 29, 1997).

/s/ Grant Thornton LLP

Portland, Oregon

June 10, 2011